    Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2027 Results

•Revenues of $1.91 billion, approximately 2% growth; 0.5% organic growth(1) adjusted for SilverEdge acquisition
•Net bookings of $2.1 billion; quarterly book-to-bill ratio of 1.1; trailing twelve months book-to-bill ratio of 1.0
•Net income of $115 million; Adjusted EBITDA(1) of $222 million or 11.6% of revenues
•Diluted earnings per share of $2.61; Adjusted diluted earnings per share(1) of $3.23
•Cash flows provided by operating activities of $127 million; Free cash flow(1) of $118 million
•Company increases fiscal year 2027 guidance for adjusted EBITDA(1), adjusted EBITDA margin %(1) and adjusted diluted EPS(1); reiterates revenue and free cash flow(1) guidance
RESTON, VA, June 1, 2026—Science Applications International Corporation (NASDAQ: SAIC), a premier mission integrator driving our nation's digital transformation across the defense, space, intelligence, and civilian markets, today announced results for the first quarter ended May 1, 2026.
"I am proud of our team’s performance this quarter, delivering record margin and modest organic growth," said Jim Reagan, SAIC Chief Executive Officer. "These results reflect our focus on execution and our commitment to our financial targets. We are raising our guidance to reflect this strong start, while continuing to invest for the future. We are also advancing our enterprise transformation and strategy efforts to drive long-term growth and margin expansion, and to support our customers’ most critical missions."

First Quarter of Fiscal Year 2027: Summary Operating Results

	Three Months Ended
	May 1, 2026	Percent change	May 2, 2025
	(dollars in millions, except per share amounts)
Revenues	$1,906	2%	$1,877
Operating income	179	48%	121
Operating income as a percentage of revenues	9.4%	300bps	6.4%
Adjusted operating income(1)	221	40%	158
Adjusted operating income as a percentage of revenues	11.6%	320bps	8.4%
Net income	115	69%	68
EBITDA(1)	220	41%	156
EBITDA as a percentage of revenues	11.5%	320bps	8.3%
Adjusted EBITDA(1)	222	41%	157
Adjusted EBITDA as a percentage of revenues	11.6%	320bps	8.4%
Diluted earnings per share	$2.61	84%	$1.42
Adjusted diluted earnings per share(1)	$3.23	68%	$1.92
Net cash provided by operating activities	$127	27%	$100
Free cash flow(1)	$118	368%	$(44)
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

First Quarter Summary Results
Revenues for the quarter increased $29 million or approximately 2% compared to the same period in the prior year primarily due to revenues from the acquisition of SilverEdge Government Solutions ("SilverEdge") of $19 million and ramp up in volume on existing and new contracts, partially offset by contract completions. Adjusting for the acquisition of SilverEdge, revenues grew by approximately 0.5%.
Operating income as a percentage of revenues for the quarter increased compared to the same period in the prior year primarily due to improved profitability across our contract portfolio and a $12 million gain from the sale of an investment in the current year.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 11.6% from 8.4% for the same period in the prior year due to improved profitability across our contract portfolio, a $12 million gain from the sale of an investment in the current year, and lower selling, general and administrative expenses.
Diluted earnings per share for the quarter was $2.61 compared to $1.42 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $3.23 compared to $1.92 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 44.0 million from 47.8 million during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter increased $27 million compared to the prior year quarter primarily due to timing of vendor payments, lower cash incentive-based compensation payments, and other changes in working capital, partially offset by lower cash inflows from the usage of the MARPA Facility and higher interest paid in the current year.
During the quarter, SAIC deployed $192 million of capital, consisting of $175 million of plan share repurchases and $17 million in cash dividends.
Quarterly Dividend Declared
Subsequent to quarter end, on May 28, 2026, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 24, 2026 to stockholders of record on July 10, 2026. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $2.1 billion which reflects a book-to-bill ratio of 1.1 and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $22.9 billion. Of the total backlog amount, approximately $3.7 billion was funded.
Notable New and Recompete Awards:
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded several awards within the U.S. Space and Intelligence Community, including:
•A seven-year recompete contract of approximately $330 million with a Space and Intelligence Community customer. Under this contract, SAIC will provide systems engineering and technical assistance to its customer.
•A seven-year recompete of approximately $540 million with a Space and Intelligence Community customer. Under this contract, SAIC will provide systems engineering and technical assistance in the form of subject matter expertise.
•A seven-year recompete of approximately $100 million with a Space and Intelligence Community customer. Under this contract, SAIC will provide organizational support, mission analysis and engineering, program support, and additional technical services.

U.S. Department of Homeland Security: During the quarter, SAIC was awarded a five-year (one-year base, plus four, one-year option periods) recompete contract of approximately $200 million with the U.S. Department of Homeland Security, in its Civilian business group. Under this contract, SAIC will provide technology enhancement, modernization, and refresh of customer systems.
U.S. Air Force: During the quarter, SAIC was awarded a five-year (three-year base, plus two, one-year option periods) contract of approximately $192 million with the Air Force Lifecycle Management Center. Under this contract, SAIC will provide digital infrastructure support via design, development, testing and deployment.
U.S. Navy: During the quarter, SAIC was awarded a six-year (one-year base, plus five, one-year option periods) contract of approximately $123 million with the Naval Information Warfare Systems Command. SAIC will provide systems engineering and support services toward the upgrade and refurbishment of the Royal Saudi Naval Forces (RSNF) C4ISR Systems.
Notable Awards Subsequent to Period End (not included in current quarter bookings):
Federal Aviation Administration ("FAA"): Subsequent to the end of the quarter, SAIC was awarded several task orders totaling $100 million. Under these task orders, SAIC will support systems engineering, software development and other services in support of the FAA's air traffic organization, which manages all of U.S. civilian airspace and airports.
Fiscal Year 2027 Guidance
The table below summarizes fiscal year 2027 guidance and represents the Company's views as of June 1, 2026.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2027 Guidance	2027 Guidance
Revenue	$7.0B - $7.2B	$7.0B - $7.2B
Organic Growth(1)	(4%) - (2%)	(4%) - (2%)
Adjusted EBITDA(1)	$720M - $730M	$705M - $715M
Adjusted EBITDA Margin %(1)	10.1% - 10.3%	9.9% - 10.1%
Adjusted Diluted EPS(1)	$9.90 - $10.10	$9.50 - $9.70
Free Cash Flow(1)	>$600M	>$600M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on June 1, 2026. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, intelligence, and civilian markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 23,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.3 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Media Contact
Darryn James
Director, Media and Brand Reputation
publicrelations@saic.com
Investor Relations Contact
Jon Raviv
Vice President, Investor Relations
investorrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 1, 2026	May 2, 2025
	(in millions, except per share amounts)
Revenues	$1,906	$1,877
Cost of revenues	1,657	1,668
Selling, general and administrative expenses	83	89
Other operating (income) expense	(13)	(1)
Operating income	179	121
Interest expense, net	33	30
Other (income) expense, net	1	5
Income before income taxes	145	86
Income tax (expense) benefit	(30)	(18)
Net income	$115	$68

Weighted-average number of shares outstanding:
Basic	43.7	47.6
Diluted	44.0	47.8
Earnings per share:
Basic	$2.63	$1.43
Diluted	$2.61	$1.42

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 1, 2026	January 30, 2026
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$109	$182
Receivables, net	962	853
Prepaid expenses	102	122
Other current assets	26	22
Total current assets	1,199	1,179
Goodwill	2,944	2,944
Intangible assets, net	729	761
Property, plant, and equipment, net	111	110
Operating lease right of use assets	184	193
Other assets	171	167
Total assets	$5,338	$5,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$634	$500
Accrued payroll and employee benefits	278	316
Other accrued liabilities	99	147
Debt, current portion	26	19
Total current liabilities	1,037	982
Debt, net of current portion	2,460	2,468
Operating lease liabilities	189	198
Deferred income taxes	125	104
Other long-term liabilities	104	102
Equity:
Total stockholders' equity	1,423	1,500
Total liabilities and stockholders' equity	$5,338	$5,354

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 1, 2026	May 2, 2025
	(in millions)
Cash flows from operating activities:
Net income	$115	$68
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40	36
Stock-based compensation expense	13	15
Deferred income taxes	21	(1)
Gain on sales of investments	(12)	—
Other	(2)	1
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(109)	(9)
Prepaid expenses and other current assets	15	6
Accounts payable and other accrued liabilities	85	33
Accrued payroll and employee benefits	(38)	(51)
Operating lease assets and liabilities, net	(1)	(2)
Other assets and other long-term liabilities, net	—	4
Net cash provided by operating activities	127	100
Cash flows from investing activities:
Proceeds from sales of investments	15	—
Sales of marketable securities	5	3
Purchases of marketable securities	(4)	(4)
Expenditures for property, plant, and equipment	(9)	(8)
Contributions to investments	(6)	(6)
Net cash provided by (used in) investing activities	1	(15)
Cash flows from financing activities:
Stock repurchased and retired or withheld for taxes on equity awards	(188)	(142)
Dividend payments to stockholders	(17)	(19)
Principal payments on borrowings	(1)	(689)
Proceeds from borrowings	—	750
Issuances of stock	5	6
Net cash used in financing activities	(201)	(94)
Net decrease in cash, cash equivalents and restricted cash	(73)	(9)
Cash, cash equivalents and restricted cash at beginning of period	190	64
Cash, cash equivalents and restricted cash at end of period	$117	$55

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended
	May 1, 2026	May 2, 2025
	(dollars in millions)
Revenues
Defense and Intelligence	$1,466	$1,433
Civilian	440	444
Total revenues	$1,906	$1,877

Adjusted operating income (loss)
Defense and Intelligence	$146	$115
Civilian	68	52
Corporate	7	(9)
Total adjusted operating income	$221	$158

Adjusted operating margin
Defense and Intelligence	10.0%	8.0%
Civilian	15.5%	11.7%
Total adjusted operating margin	11.6%	8.4%
First Quarter Defense and Intelligence Results
Revenues for the quarter increased $33 million or 2% compared to the same period in the prior year primarily due to revenues from the acquisition of SilverEdge of $19 million and ramp up in volume on existing and new contracts, partially offset by contract completions.
Adjusted operating income as a percentage of revenues increased compared to the same period in the prior year primarily due to improved profitability and timing and volume mix in our contract portfolio, partially offset by contract completions.
First Quarter Civilian Results
Revenues for the quarter decreased $4 million or 1% compared to the same period in the prior year primarily due to contract completions, partially offset by new contracts.
Adjusted operating income as a percentage of revenues increased from the comparable prior year period primarily due to improved profitability across our contract portfolio.
First Quarter Corporate Results
Adjusted operating income was $7 million for the current quarter compared to an adjusted operating loss of $9 million during the same period in the prior year primarily due to a gain on an investment sale of $12 million in the current year and lower selling, general and administrative expenses.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 1, 2026			January 30, 2026
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,675	$1,061	$3,736	$2,511	$1,061	$3,572
Negotiated unfunded backlog	15,946	3,178	19,124	15,869	3,181	19,050
Total backlog	$18,621	$4,239	$22,860	$18,380	$4,242	$22,622
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the consolidated non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently. Organic growth is a performance measure that excludes the impact of acquisitions and divestitures. Organic growth is calculated by taking consolidated revenues and excluding revenues from acquisitions and divestitures during the periods presented, when applicable. See schedules below for the definitions of other non-GAAP measures.

Adjusted Operating Income

	Three Months Ended
	May 1, 2026	May 2, 2025
	(dollars in millions)
Revenues	$1,906	$1,877
Operating income	$179	$121
Operating income as a percentage of revenues	9.4%	6.4%
Depreciation of property, plant and equipment	8	7
Amortization of intangible assets	32	29
Acquisition, integration, restructuring and impairment costs	2	3
Recovery of acquisition, integration, restructuring and impairment costs	(1)	(2)
Costs related to the settlement of federal tax audits	1	—
Adjusted operating income(1)	$221	$158
Adjusted operating income as a percentage of revenues	11.6%	8.4%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding depreciation and amortization, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding our long-term financial performance.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
EBITDA and Adjusted EBITDA

	Three Months Ended
	May 1, 2026	May 2, 2025
	(dollars in millions)
Revenues	$1,906	$1,877
Net income	$115	$68
Interest expense, net and loss on sale of receivables	35	34
Income tax expense (benefit)	30	18
Depreciation and amortization	40	36
EBITDA(1)	220	156
EBITDA as a percentage of revenues	11.5%	8.3%
Acquisition, integration, restructuring and impairment costs	2	3
Recovery of acquisition, integration, restructuring and impairment costs	(1)	(2)
Costs related to the settlement of federal tax audits	1	—
Adjusted EBITDA(1)	$222	$157
Adjusted EBITDA as a percentage of revenues	11.6%	8.4%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition, integration, restructuring and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Adjusted Diluted Earnings Per Share

	Three Months Ended May 1, 2026
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Costs related to the settlement of federal tax audits	Non-GAAP results(1)
Income before income taxes	$145	$32	$2	$(1)	$1	$179
Income tax (expense) benefit	(30)	(7)	—	—	—	(37)
Net income	$115	$25	$2	$(1)	$1	$142

Diluted EPS	$2.61	$0.57	$0.05	$(0.02)	$0.02	$3.23

	Three Months Ended May 2, 2025
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Non-GAAP results(1)
Income before income taxes	$86	$29	$3	$(2)	$116
Income tax (expense) benefit	(18)	(6)	—	—	(24)
Net income	$68	$23	$3	$(2)	$92

Diluted EPS	$1.42	$0.48	$0.06	$(0.04)	$1.92
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted diluted earnings per share excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
Free Cash Flow

	Three Months Ended
	May 1, 2026	May 2, 2025
	(in millions)
Net cash provided by operating activities	$127	$100
Expenditures for property, plant, and equipment	(9)	(8)
Cash used from (provided by) MARPA Facility	—	(136)
Free cash flow(1)	$118	$(44)

FY27 Guidance
(in millions)
Net cash provided by operating activities	>$635M
Expenditures for property, plant, and equipment	Approximately $35M
Free cash flow(1)	>$600M
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.
(1)Non-GAAP measure, see above for definition.